Exhibit 99.1

IN RE TELLURIAN INC.	Consolidated
STOCKHOLDERS LITIGATION	C.A. No. 2019-0354-AGB

STIPULATION AND [PROPOSED] ORDER CLOSING THE CASE

WHEREAS, on May 14, 2019, Plaintiff Thomas L. Hogan (“Hogan”) commenced a proposed class action styled, Hogan v. Souki, C.A. No. 2019-0354-AGB (the “Hogan Action”), on behalf of stockholders of Tellurian Inc. (“Tellurian”);

WHEREAS, the Hogan Action alleged that Tellurian’s board of directors (“Board”) breached their fiduciary duty under Delaware law by filing a definitive proxy (“Proxy”) with the United States Securities and Exchange Commission that omitted material information concerning the proposed issuance of shares (“Share Issuance”) to TOTAL S.A. and its subsidiary Total Delaware, Inc. (“TOTAL Delaware,” collectively with TOTAL S.A., “TOTAL”);

WHEREAS, the Hogan Action specifically alleged the omission of three categories of information from the Proxy, including information concerning: (i) the process and/or negotiations between Tellurian and TOTAL or alternatives, if any, explored by the Board in lieu of the Common Stock Purchase Agreement; (ii) whether any prophylactic measures were implemented by the Board to protect against conflicts of interest alleged harbored by TOTAL and director Eric Festa

(“Festa”) concerning the Share Issuance to TOTAL; and (iii) whether the Board retained and/or consulted with any advisors in connection with the Common Stock Purchase Agreement and the terms of their advisory arrangement. Among other remedies, the Hogan Action sought to enjoin the Share Issuance and to hold Tellurian’s Board liable for allegedly breaching their fiduciary duties;

WHEREAS, on May 21, 2019, Plaintiff Robert Chambers (“Chambers,” collectively with Hogan, “Plaintiffs”) commenced a proposed class action styled, Chambers v. Souki, C.A. No. 2019-0375-AGB (the “Chambers Action”), on behalf of stockholders of Tellurian asserting the same claims for relief arising out of the same facts and against the same defendants;

WHEREAS, on May 22, 2019, the Court heard oral argument on Hogan’s motion for expedited proceedings, and granted, in part, Hogan’s requested relief finding he pled a colorable disclosure claim concerning the Board’s consideration and approval of the Share Issuance, including (i) whether any measures were implemented to protect against potential conflicts of interest since Festa is also an executive of Total, since the Proxy did not explain what, if any, role Festa played in the consideration or approval of the Transaction, and (ii) the Proxy omitted information concerning how the share price for the transaction was determined;

WHEREAS, on May 24, 2019, this Court granted a Stipulation and Order of Consolidation of the Hogan Action and the Chambers Action (together, the “Action”);

WHEREAS, on May 28, 2019, Plaintiffs informed the Court that: (1) a May 24, 2019 Form 8-K filed by Tellurian—supplementing the definitive proxy statement filed with the Securities and Exchange Commission on April 29, 2019—provided certain additional information disclosing, among other things, (i) Festa’s role in the consideration and approval of the Transaction, and (ii) how the share price for the Stock Issuance was determined (the “Supplemental Disclosures”); (2) as a result of the Supplemental Disclosures, the disclosure claims for relief set forth in the Hogan Action had been mooted; and (3) because no compensation in any form passed directly or indirectly to Plaintiffs or their attorneys and no promise to give any such compensation was made, pursuant to Court of Chancery Rules 23(e) and 23.1, class and stockholder notice was not required;

WHEREAS, counsel conferred regarding the mooting of the claims in the Action and Plaintiffs’ intention to make an application to the Court for attorneys’ fees;

WHEREAS, parties have reached an agreement to resolve an intended application for attorneys’ fees without Plaintiffs making a formal application to the

Court, and agreed to resolve the issue with a payment to Plaintiffs’ counsel on behalf of Tellurian; and

WHEREAS, the Court has not and will not pass judgment on the amount of the fee;

IT IS HEREBY STIPULATED AND AGREED, pursuant to Court of Chancery Rules 23(e) and 41(a), subject to the approval of the Court that:

1.          Counsel for Defendants shall cause this Stipulation and Order to be filed by Tellurian in a Form 8-K to be filed with the SEC no later than September 6, 2019;

2.          Upon compliance with paragraph 1 herein, the Defendants shall file an affidavit (the “Affidavit”) with the Court (no later than five (5) business days after the Stipulation and Order has been disseminated by Tellurian in the Form 8-K) stating that paragraph 1 has been complied with;

3.	Upon the filing of the Affidavit:

a.   The Action is dismissed, and all claims asserted therein are dismissed with prejudice only as to Plaintiffs, and without prejudice as to any actual or potential claims of any other members of the putative class;

b.   The Court will no longer retain jurisdiction over the Action; and

c.   The Action will be closed for all purposes.

4.          Tellurian or its designee shall pay Plaintiffs’ counsel fees in the amount of $225,000 within ten (10) days of the date of the entry of this Order to an account designated by Plaintiffs’ counsel.

ANDREWS & SPRINGER LLC

/s/ Peter B. Andrews
Peter B. Andrews (#4623) Craig J. Springer (#5529) David M. Sborz (#6203)
3801 Kennett Pike Building C, Suite 305 Wilmington, DE 19807 (302) 504-4957

Counsel for Plaintiff Thomas L. Hogan and Lead Counsel

O’KELLY ERNST & JOYCE, LLC

/s/ Ryan M. Ernst
Of Counsel:	Ryan M. Ernst (#4788)
901 N. Market Street, Suite 1000
Donald J. Enright	Wilmington, DE 19801
Elizabeth K. Tripodi	(302) 504-4957
LEVI & KORSINSKY, LLP
1101 30th Street, N.W., Suite 115 Washington, D.C. 20007	Delaware Counsel for Plaintiff Robert Chambers

RICHARDS, LAYTON & FINGER, P.A.

/s/ Kevin M. Gallagher
Kevin M. Gallagher (#5537) Matthew D. Perri (#6066) Kevin M. Regan (#6512) One Rodney Square
920 North King Street Wilmington, DE 19801 (302) 651-7700

Counsel for Defendants Charif Souki, Martin Houston, Meg Gentile, Dillon J. Ferguson, Diana Derycz-Kessler, Brooke Peterson, Don Turkleson, and Eric Festa

Dated: September 5, 2019

APPROVED AND SO ORDERED, this ___ day of _______________, 2019.

Chancellor Andre G. Bouchard

This documents constitutes a ruling of the court and should be treated as such

Court:	DE Court of Chancery Civil Action

Judge:	Andre G Bouchard

File & Serve Transaction ID:	64163056

Current Date:	Sep 05, 2019

Case Number:	2019-0354-AGB

Case Name:	CONF ORD on DISC/ CONS W/ 2019-0375-AGB - IN RE TELLURIAN INC. STOCKHOLDERS LITIGATION

/s/ Judge Bouchard, Andre G